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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement"), dated as of May 13, 2002, is between Terry P. O'Malley (the "Executive") and Mariner Health Care Management Company, a Delaware corporation (the "Company").

         WHEREAS, the Company has employed the Executive as SVP, Human Resources and wishes to redefine the terms of the Executive's employment with the Company and the Executive desires to accept such employment, for the term and upon the other conditions hereinafter set forth; and

         WHEREAS, as a condition of entering into this Agreement, the Executive agrees to waive the Executive's rights, if any, against the Company and any predecessor company or any affiliate of the foregoing under any employment agreement between the Executive and the Company or any such predecessor company or affiliate; and

         WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company;

         NOW, THEREFORE, the parties agree as follows:

         1. Employment. This Agreement shall constitute a binding agreement between the parties as of the date hereof (the "Effective Date").

         2. Term. Subject to the provisions of Section 10 of this Agreement, this Agreement shall commence on the Effective Date and shall continue until the third anniversary of the Effective Date (the "Term"); provided, however, that commencing on the first day following the third anniversary of the Effective Date and on each anniversary thereafter (each an "Extension Date"), the Term shall be automatically extended for an additional one-year period, unless the Company or the Executive provides the other party hereto ninety (90) days prior written notice before the next Extension Date that the Term shall not be so extended; and provided, further, that notwithstanding anything else herein contained, in the event of a Change of Control, the Term shall not end prior to the first anniversary of such Change of Control and shall, to the extent necessary, be automatically extended for such period.

         3. Position. During the Term, the Executive shall serve as SVP, Human Resources of the Company or in such other executive position in the Company as the Executive shall approve.

         4. Duties and Reporting Relationship. During the Term, the Executive shall, on a full time basis, use the Executive's skills and render services to the best of the Executive's abilities in supervising and conducting the operations of the Company and shall not engage in any other business activities except with the prior written approval of
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the Board of Directors of the Company (the "Board") or its duly authorized designee. The Executive shall also perform such other executive and administrative duties (not inconsistent with the position of SVP, Human Resources) as the Executive may reasonably be expected to be capable of performing on behalf of the Company, as may from time to time be authorized or directed by the Board or the Chief Executive Officer. The Executive agrees to be employed by the Company in all such capacities for the Term, subject to all the covenants and conditions hereinafter set forth.

         5.       Salary and Annual Bonus.

                  (a) Base Salary. The Executive's base salary hereunder shall be $225,000 a year, payable no less frequently than monthly and prorated for any partial year of employment. The Board shall review such base salary at least annually and may increase, but not decease, such base salary as it may deem advisable.

                  (b) Annual Bonus. The Company shall provide the Executive with an opportunity to earn upon achievement of target performance goals, an annual bonus equal to fifty percent (50%) of the Executive's base salary (the "Target Bonus").

         6. Vacation, Holidays and Sick Leave. During the Term, the Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its senior executive officers.

         7. Business Expenses. The Executive shall be reimbursed for all ordinary and necessary business expenses incurred by the Executive in connection with the Executive's employment upon timely submission by the Executive of receipts and other documentation as required by the Internal Revenue Code and in conformance with the Company's normal procedures.

         8. Pension and Welfare Benefits. During the Term, the Executive shall be eligible to participate fully in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements, as in effect from time to time, available to senior executive officers of the Company generally.

         9. Stock Options On the Effective Date, the Company shall cause Mariner Health Care, Inc. (the "Parent") to grant to the Executive, pursuant to the terms of the Mariner Health Care, Inc. 2002 Stock Incentive Plan (the "2002 Plan"), options to purchase 50,000 shares of common stock of the Parent, all of which shall have such terms and be subject to such conditions as are set forth in the form of Stock Option Agreement promulgated under the 2002 Plan. Thereafter, the Board of Directors of the Parent or the Compensation Committee thereof, may grant to the Executive such other and additional awards under the 2002 Plan as may from time to time be deemed appropriate.
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         10.      Termination of Employment.

                  (a) General. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances.

                  (b)      Death or Disability.

                           (i) The Executive's employment hereunder shall automatically terminate upon the death of the Executive.

                           (ii)     If, as a result of the Executive's
                  incapacity due to physical or mental illness, the Executive is unable to perform the essential functions of his or her job for one hundred eighty (180) days (whether or not consecutive) during any period of eighteen (18) consecutive months, and no reasonable accommodation can be made that will allow Executive to perform his or her essential functions, the Company may terminate the Executive's employment hereunder for any such incapacity (a "Disability").

                  (c) Termination by the Company. The Company may terminate the Executive's employment hereunder at any time, whether or not for Cause. For purposes of this Agreement, "Cause" shall mean (i) continued failure by the Executive to substantially perform the duties contemplated by Section 4 hereof, which failure is not remedied within twenty (20) days after a written notice of such failure is delivered to the Executive by the Company, which notice identifies with particularity the manner in which the Company believes that the Executive has failed to perform his duties under Section 4 of this Agreement; (ii) the conviction (after exhausting all appeals) of the Executive of, or the entering of a plea of nolo contendere by, the Executive with respect to a felony (iii) Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder or any willful act or willful omission which is materially injurious to the financial condition or business reputation of the Company or any significant subsidiary; or (iv) Executive's breach of the provisions of Section 14 of this Agreement.

                  Action or inaction by Executive shall not be considered "willful" unless done or omitted by Executive intentionally and without Executive's reasonable belief that Executive's action or inaction was in the best interests of the Company, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

                  (d) Termination by the Executive. The Executive shall be entitled to terminate his or her employment hereunder (A) upon sixty
         (60) days' prior written notice, for Good Reason or (B) if his or her health should become impaired to an extent that makes his or her continued performance of his or her duties hereunder

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         hazardous to his or her physical or mental health, provided that the
         Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request, the Executive shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of the Executive's doctor.

                  For purposes of this Agreement, "Good Reason" shall mean any one of the following acts by the Company, or failures by the Company to act, occurring during a Potential Change of Control or on or within one year following a Change of Control, unless, in the case of any act or failure to act described below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                           (i) any material diminution in the Executive's authorities or responsibilities (including reporting responsibilities) or from his or her title or position without the Executive's express written consent to accept any such change; the assignment to him or her of any duties or work responsibilities which are inconsistent with such status, title, position or work responsibilities; or any removal of the Executive from, or failure to reappoint or reelect him or her to any of such positions, except if any such changes are because of Disability, resignation, death or termination by the Company with Cause;

                           (ii) the relocation of the Executive's office at which the Executive is to perform the Executive's duties, to a location more than fifty (50) miles from the location at which the Executive previously performed the Executive's duties, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations prior to the Effective Date;

                           (iii) the failure by the Company to continue to provide the Executive with benefits substantially similar in value to the Executive in the aggregate to those enjoyed by the Executive under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Effective Date, unless the Executive participates after the Effective Date in employee benefit plans generally available to senior executives of the Company;

                           (iv) without the Executive's express written consent, any failure by the Company to comply with any material provision of this Agreement, which failure has not been cured within twenty (20) days after notice of such noncompliance has been given by the Executive to the Company;

                           (v) any cessation of his or her status, title, position or responsibilities (including reporting responsibilities) as an officer of,
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                  Mariner Health Care, Inc., without the Executive's express written consent to accept any such change;

                           (vi) the failure of the Company to have the right through management agreements to manage the operations of at least seventy (70%) percent of the facilities operated by the operating subsidiaries of Mariner Health Care, Inc. unless the Executive's authority, duties and responsibilities over such operations remain undiminished through other means; or

                           (vii) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 10(f) below; for purposes of this Agreement, no such purported termination shall be effective.

         The Executive's continued employment for ninety (90) days following any act or failure to act constituting Good Reason hereunder without the delivery of a Notice of Termination shall constitute consent to, and a waiver of rights with respect to, such act or failure to act.

                  (e) Voluntary Resignation. Should the Executive wish to resign from his or her position with the Company or terminate his or her employment for other than Good Reason during the Term, the Executive shall give sixty (60) days written notice to the Company ("Notice Period"), specifying the date as of which his or her resignation is to become effective. During the Notice Period, the Executive shall cooperate fully with the Company in achieving a smooth transition of the Executive's duties and responsibilities to such person(s) as may be designated by the Company. The Company reserves the right to accelerate the Date of Termination by giving the Executive prior written notice

                  (f) Notice of Termination. Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 17. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  (g)      Date of Termination. "Date of Termination" shall mean
         (i) if the Executive's employment is terminated because of death, the date of the Executive's death, (ii) if the Executive's employment is terminated for Disability or termination by the Company for Cause, the date Notice of Termination is given, (iii) if the Executive's employment is terminated pursuant to Subsection (d) or (e) hereof or for any other reason (other than death, Disability or by the

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         Company for Cause), the date specified in the Notice of Termination which shall not be less than sixty (60) days from the date such Notice of Termination is given.

                  (h) Change in Control. For purposes of this Agreement, a Change in Control of the Company shall have occurred if:

                           (i) any "Person" (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") as modified and used in Sections 13(d) and 14(d) of the Exchange
                  Act) other than (1) Mariner Health Care, Inc. (the "Parent"), the Company or any of its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Parent or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) any corporation owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of the Parent's common stock) or (5) any of Oaktree Capital Management, LLC, Goldman Sachs Credit Partners, LP, Foothill Partners, LP, Highland Capital Management, LP or their respective affiliates (each a "Bank Permitted Holder" and (1) through (5), collectively, the "Permitted Holders"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent representing more than 25% of the combined voting power of the Parent's then outstanding voting securities;

                           (ii) during any period of not more than two (2) consecutive years, not including any period prior to the Effective Date, individuals who at the beginning of such period constitute the Board of Directors of the Parent (the "Parent Board"), and any new director (other than a director designated by a person who has entered into an agreement with the Parent to effect a transaction described in clause (i),
                  (iii), or (iv) of this Section 10(h)) whose election by the Parent Board or nomination for election by the Parent's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                           (iii)    the consummation of a merger or
                  consolidation of the Parent with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of the Parent or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation in which no persons (other than the Permitted

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                  Holders) acquire 25% or more of the combined voting power of the Parent's or such surviving or parent entity's then outstanding securities;

                           (iv) the consummation of a plan of complete liquidation of the Parent or an agreement for the sale or disposition by the Parent of at least a majority of the assets of the Parent and its operating subsidiaries, taken as a whole (or any transaction having a similar effect) or the Board, the Board of Directors of the Parent or the Board of Directors of one or more of its subsidiaries approve the entering into of an agreement with one or more unrelated third parties under which such one or more unrelated third parties are given the power to control the management or operations of at least a majority of the assets of the Parent and its subsidiaries, taken as a whole;

                           (v)      the Parent fails to own outstanding
                  securities of the Company representing at least 51% of the voting power and value of the Company; or

                           (vi)     in the event of the occurrence of a
                  Potential Change of Control described in Section 11(f)(5) or
                  (6), the subsequent occurrence at any time thereafter of any of the following events:

                                    (A)      the consummation of a merger or
                           consolidation of the Company, Parent or any of their respective affiliates with any other Competitive Business (as defined in Section 14 hereof) having gross revenues in excess of 50% of the gross revenues of the Parent and following such merger or consolidation, a Bank Permitted Holder whose acquisition of securities triggered a Potential Change of Control pursuant to Section 11(f)(5) or (6) hereof, owns at least 25% of the outstanding voting securities of the entity resulting from such combination; or

                                    (B)      the acquisition by the Company,
                           Parent or their affiliates of substantially all of the assets or securities of any Competitive Business (as defined in Section 14 hereof) having gross revenues in excess of 50% of the gross revenues of Parent and (i) in the case of an acquisition of securities, the securities acquired represent more than 50% of the combined voting power of the Competitive Business's then outstanding voting securities and (ii) following such acquisition, a Bank Permitted Holder whose acquisition of securities triggered a Potential Change of Control pursuant to
                           Section 11(f)(5) or (6) hereof, owns at least 25% of the outstanding voting securities of the Company or Parent.

         11. Compensation During Disability; Death or Upon Termination. Notwithstanding any other provision of this Agreement, the provisions of this
Section 11

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shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

                  (a) During any period that the Executive fails to perform his or her duties hereunder as a result of incapacity due to a Disability ("Disability Period"), the Executive shall continue to receive his or her base salary at the rate then in effect for such period until his or her employment is terminated pursuant to Section 10(b)(ii) hereof, provided that payments so made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive with respect to such period under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

                  (b) If the Executive's employment is terminated by his or her death or Disability, the Company shall pay (i) any base salary due to the Executive under Section 5(a) through the date of such termination and (ii) an amount equal to the Target Bonus he or she would have received for the fiscal year that ends on or immediately after the Date of Termination, assuming the Company achieved the target level for which a bonus is paid under the plan described in Section 5(b), prorated for the period beginning on the first day of the fiscal year in which occurs the Date of Termination through the Date of Termination.

                  (c) If the Executive's employment is terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his or her base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement. Notwithstanding the foregoing, in the event the Executive terminates his employment for other than Good Reason, the Company, at its sole option and its sole discretion and at any time within thirty (30) days of the Termination Date, may cause Executive to be obligated to comply with the covenants contained in
         Section 14(c)(ii) hereof for a period of one (1) year following the Date of Termination by giving notice to the Executive at any time within thirty (30) days of the Date of Termination of its intent to exercise the option herein described and by continuing to pay the Executive the Executive's base salary in effect as of the date the Notice of Termination is given for a period of one (1) year from the Date of Termination; provided further however, that the Company may cease such payments in the event that the Executive violates the provisions of Section 14 hereof during such one year period (provided, however, that such cessation shall not relieve the Executive of his or her obligations under Section 14 hereof).

                  (d) If within one (1) year following a Change in Control the Company terminates the Executive's employment without Cause, or the Executive terminates his or her employment for Good Reason, then
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                           (i)      the Company shall pay the Executive his or
                  her base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due;

                           (ii) in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages to the Executive an aggregate amount equal to the product of (A) the sum of (1) the Executive's base salary at the rate in effect of the Date of Termination and (2) the greater of (I) the average of the annual bonuses actually paid to the Executive by the Company with respect to the two (2) fiscal years which immediately precede the year in which the Date of Termination occurs (provided if there was a bonus paid to the Executive with respect only to one fiscal year that immediately precedes the year in which the Date of Termination occurs, then such single year's bonus shall be utilized in the calculation pursuant to this subclause (I)) and (II) the bonus the Executive would earn based on the target level of bonus applicable for the year of termination and (B) the number one and one-half (1.5);

                           (iii) the Company shall pay the Executive an amount equal to the prorated Target Bonus that would have been paid for the period beginning on the first day of the fiscal year in which the Date of Termination occurs;

                           (iv) the Company shall continue coverage for the Executive, on the same terms and conditions as would be applicable if the Executive were an active Employee, under the Company's life insurance, medical, health and similar welfare benefit plans (other then group disability benefits) for a period of twenty-four (24) months. Benefits otherwise receivable by the Executive pursuant to this Section 11(d)(iv) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the period during which the Company is required to provide such benefits, and the Executive shall report to the Company any such benefits actually received by him or her;

                           (v) all options, shares of restricted stock, performance shares and any other equity based awards shall be and become fully vested as of the Date of Termination; and

                           (vi) the payments provided for in this Section 11(d) (other than Section 11(d)(iv)) shall be made not later than the thirtieth (30th) day following the Date of Termination.

                  (e) Except as provided in Subsection (f) hereof, if either prior to or following the first anniversary of a Change of Control, the Company terminates the Executive's employment without Cause, then

                           (i) the Company shall pay the Executive his or her base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due;

                           (ii) subject to the Executive's continued compliance with Section 14 of this Agreement, in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Executive shall, for a period of one and one-half (1 1/2) years from the Date of Termination (the "Severance Period"), be entitled to continued payment of the Executive's base salary at the rate in effect as of the Date of Termination; provided, however, that in the event that the Executive engages in a Competitive Business, provides services for pay (including, without limitation, deferred compensation, equity awards or other property) to a Competitive Business or obtains a financial interest in a Competitive Business from the date Executive's employment hereunder is terminated until the end of the Severance Period, the Executive shall no longer be entitled to any further payments of Executive's base salary;

                           (iii) the Company shall pay the Executive his or her Target Bonus prorated for the period beginning on the first day of the fiscal year in which occurs the Date of Termination through the Date of Termination;

                           (iv) the Company shall continue coverage for the Executive, on the same terms and conditions as would be applicable if the Executive were an active employee, under the Company's life insurance, medical, health, and similar welfare benefit plans (other then group disability) for a period not to exceed the number of months the Executive will be paid under Section 11(e)(ii) beginning on the Date of Termination;

                           (v) benefits otherwise receivable by the Executive pursuant to clause (iv) of this Section 11(e) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the period which the Company is required to provide such benefits, and the Executive shall report to the Company any such benefits actually received by him or her; and

                           (vi) all options, shares of restricted stock, performance shares and any other equity based awards shall be and become fully vested as of the Date of Termination.

                  (f) If during the Term, the Company (i) terminates the Executive's employment other than for Cause, or the Executive terminates his or her employment for Good Reason and (ii) the Date of Termination occurs during the pendency of a Potential Change of Control, and if a Change of Control occurs before the expiration of the pendency of the Potential Change of Control during which the Date of Termination occurred, the Executive shall be entitled to upon such Change of Control to:

                           (i) the cash payments that would have been made under Section 11(d) hereof as if the Date of Termination had occurred immediately on the date of the Change of Control, reduced by any other severance, salary continuation or similar payments previously made to the Executive under Section 11(e) hereof or otherwise, if any;

                           (ii)     benefit continuation provided for under
                  Section 11(d) in excess of the benefit continuation to which he was otherwise entitled;

                  The payments provided for in this Section 11(f) shall be made not later than the thirtieth (30th) day following the date of the Change of Control.

                  As used in this Subsection (f), a "Potential Change of Control" shall be deemed to have occurred if:

                           (1) the commencement of a tender or exchange offer by any third person (other than a tender or exchange offer which, if consummated, would not result in a Change of Control) for twenty percent (20%) or more of the then outstanding shares of common stock or combined voting power of the Parent's then outstanding voting securities;

                           (2) the execution of an agreement by the Parent or Company, the consummation of which would result in the occurrence of a Change of Control;

                           (3) the public announcement by any person (including the Parent or Company) of an intention to take or to consider taking actions which if consummated would constitute a Change of Control other than through a contested election for directors of the Parent;

                           (4) the adoption by the Board, as a result of other circumstances, including circumstances similar or related to the foregoing, of a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred; or

                           (5) the acquisition by a Bank Permitted Holder of securities of the Company or Parent representing more than 30% of the combined voting power of the Company's or Parent's then outstanding voting securities; or

                           (6)      the consummation of a merger or
                  consolidation of the Company or Parent with any other corporation which is not a Change of Control, but in which a Bank Permitted Holder acquires 30% or more of the combined voting power of the Company's, Parent's or such surviving entity's then outstanding securities.

          A Potential Change of Control will be deemed to be pending from the occurrence of the event giving rise to the Potential Change of Control until the earlier of the first anniversary thereof or the date the Board of Directors of the Company determines in good faith that such events will not result in the occurrence of a Change of Control. Notwithstanding the foregoing, a Potential Change of Control described in Subsections (5) or (6) hereof will not end earlier than two (2) years from the occurrence of the event giving rise to the Potential Change of Control. It is understood and expressly agreed that a Potential Change of Control described in Subsections (5) and (6) hereof will be applicable and given effect only if such Potential Change of Control is followed by an event described in Section 10(h)(vi) hereof.

                  (g) If the Executive shall terminate his or her employment under clause (B) of Section 10(d) or under Section 10(e) hereof, the Company shall pay the Executive his or her base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement.

                  (h) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 11 by seeking other employment or otherwise, and, except as provided in Sections 11(e) hereof, the amount of any payment or benefit provided for in this
         Section 11 shall not be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits.

                  (i) Release. Prior to making any payment pursuant to Sections 11(e)(ii) and 11(e)(iii), the Company shall have the right to require the Executive to sign, and the Executive hereby agrees to sign, an agreement to be bound by the terms of Section 14 of this Agreement and a waiver of all claims the Executive may have (including any claims under the Age Discrimination in Employment Act), and the Company may withhold payment of such amount until the period during which the Executive may revoke such waiver (normally seven days) has elapsed.

         12.      Representations and Covenants.

                  (a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

                  (b) The Executive represents and warrants that he or she is not a party to any agreement or instrument which would prevent him or her from entering into or performing his or her duties in any way under this Agreement. The Executive agrees and covenants that he or she will obtain, and submit to, such physical examinations as may be necessary to facilitate the Company obtaining an insurance policy for its benefit insuring the life of the Executive.

         13.      Successors: Binding Agreement.

                  (a) This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  (b) This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him or her, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his or her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him or her hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his or her devisee, legatee or other designee or, if there is no such designee, to his or her estate.

         14.      Confidentiality and Non-Competition Covenants.

                  (a) Executive will not (whether during or after Executive's employment with the Company) disclose, retain, or use for Executive's own benefit, purposes or account or the benefit, purposes or account of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, Company know-how, software developments, inventions, formulae, technology, designs and drawings or other works of authorship, or any Company property or confidential information relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising, costs, marketing, trading, investment, sales activities, promotion, manufacturing processes, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company ("Confidential Information") without the written authorization of the Board; provided that the foregoing obligation (i) shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant or the wrongful acts of others who were under confidentiality obligations to the Company as to the item or items involved and (ii) shall survive the termination of Executive's employment for a period of three years with respect to Confidential Information that does not qualify as a trade secret and, with respect to trade secrets, for so long as the information qualifies as a trade secret. Executive agrees that upon termination of Executive's employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, its affiliates and subsidiaries, except that he may retain only those portions of personal notes, notebooks and diaries that do not contain Confidential Information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for Executive's own benefit, purposes or account or the benefit, purposes or account of any other person, firm, partnership, joint venture, association, corporation or other business designation, entity or enterprise, other than the Company and any of its subsidiaries or affiliates, at any time any trade names, trademark, service mark, other proprietary business designation, patent, or other intellectual property used or owned in connection with the business of the Company or its affiliates.

                  (b) The Executive covenants and agrees that any Confidential Information, including any confidential or proprietary materials, ideas, discoveries, inventions, techniques or programs developed or discovered by the Executive in connection with the performance of his duties hereunder shall remain the sole and exclusive property of the Company and Executive hereby assigns all of his right, title and interest in and to any such Confidential Information.

                  (c) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

                           (i) During the Term and, for a period of two (2) years following the date Executive ceases to be employed by the Company for any reason (the "Restricted Period"), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

                                    (A)      with whom Executive had personal
                           contact or dealings on behalf of the Company during the one (1) year period preceding Executive's termination of employment; or

                                    (B)      with whom employees reporting
                           directly to Executive have had personal contact or dealings on behalf of the Company during the one year immediately preceding the Executive's termination of employment;

                           (ii) During the Term and if the Company exercises its option under Section 11(c) hereof, for a period of one (1) year following the date the Executive ceases to be employed by the Company due to the Executive's resignation without Good Reason, Executive will not directly or indirectly:

                                    (A)      engage in a capacity that involves
                           duties and responsibilities similar to those duties and responsibilities performed by Executive on behalf of the Company or its subsidiaries, in any business that competes with the business of the Company or its subsidiaries in any geographical area that is within 15 miles of any geographical area where the Company or its subsidiaries provide their products or services (a "Competitive Business");

                                    (B)      acquire a financial interest in any
                           Competitive Business, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

                                    (C)      interfere with, or attempt to
                           interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers or investors.

                           (iii) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

                           (iv) During the Restricted Period, Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

                                    (A)      solicit or encourage any employee
                           (other than employees below the administrator level) of the Company or its affiliates to leave the employment of the Company or its affiliates; or

                                    (B)      hire any such employee who was
                           employed by the Company or its affiliates as of the date of Executive's termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive's employment with the Company.

                  (d) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this
         Section 14 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

                  (e) Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 14 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         15. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and on the Effective Date shall supersede all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he or she does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

         16. Amendment or Modification. Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

         17. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

                  To Executive at:
                                          ------------------------

                                          ------------------------

                                          ------------------------

                                          ------------------------


                  To the Company at:      Mariner Health Care Management Company
                                          One Ravinia Drive, Suite 1500
                                          Atlanta, Georgia 30346
                                          Attn: General Counsel

                  Any notice delivered personally or by courier under this
Section 17 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

         18. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

         19. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

         20. Governing Law: Attorney's Fees. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

         21. Dispute Resolution. The Executive and the Company shall not initiate legal proceedings relating in any way to this Agreement or to the Executive's employment or termination from employment with the Company until thirty (30) days after the party against whom the claim is made ("respondent") receives written notice from the claiming party of the specific nature of any purported claims and the amount of any purported damages attributable to each such claim. The Executive and the Company further agree that if respondent submits the claiming party's claim to the CPR Institute for Dispute Resolution, JAMS/Endispute, or other local dispute resolution service for nonbinding mediation prior to the expiration of such thirty (30) day period, the claiming party may not institute arbitration or other legal proceedings against respondent until the earlier of: (a) the completion of good-faith mediation efforts or (b) 90 days after the date on which the respondent received written notice of the claimant's claim(s); provided, however, that nothing in this
Section 21 shall prohibit the Company from pursuing injunctive or other equitable relief against the Executive prior to, contemporaneous with, or subsequent to invoking or participating in these dispute resolution processes. The Company shall pay the cost of the mediator.

         22. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

         23. Withholdings. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local tax laws.

         24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         25. Release of Prior Employment Agreement. The Executive hereby releases the Company and any predecessor company (including Mariner Post-Acute Network, Inc., GranCare, Inc., Living Centers of America, Inc. and Paragon Health Network, Inc.) from all obligations under any employment agreement entered into by the Executive and the Company, including any obligation to pay severance or other post-termination benefits, which shall be upon the execution hereof terminated and of no further force or effect; provided, however, that in no event shall this release affect the Executive's rights under any grant or award under any stock option or stock award plans of the Company and any predecessor company (including Mariner Post-Acute Network, Inc., GranCare, Inc., Living Centers of America, Inc. and Paragon Health Network, Inc.).

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

                                    MARINER HEALTH CARE MANAGEMENT
                                    COMPANY



                                    BY:
                                       ---------------------------
                                    NAME:
                                         -------------------------
                                    TITLE:
                                          ------------------------

                                    EXECUTIVE



                                    ------------------------------

                      UNCONDITIONAL GUARANTY OF PERFORMANCE

         Mariner Health Care, Inc., a Delaware corporation, does hereby guarantee the prompt performance of all obligations of the Company under this Agreement and the payment of all amounts owed to the Executive under Section 11 of this Agreement.

                                    MARINER HEALTH CARE, INC.



         BY:
             ------------------------------

         TITLE
              -----------------------------